         Form of Amended and Restated Rule 18f-3 (d) Multiple Class Plan
                        for Greenwich Street Series Fund

Introduction

This plan (the "Plan") is adopted pursuant to Rule 18f-3 (d) of the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to establish expense allocation arrangements with respect to the certain of Greenwich Street Series Fund (the "Trust") set forth on Schedule A (the "Funds" and each a "Fund"). Shares of the Fund are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of the Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.  Distribution Arrangements

One or more Classes of shares of the Fund are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Fund has adopted a plan (the "Distribution Plan") under which Classes II shares of the Fund are subject to the distribution fees described below.

     1. Class I Shares

Class I shares are offered without imposition of either a sales charge or a service or distribution fee.

     2. Class II Shares

Class II shares are offered without a sales charge, but under the Distribution Plan are subject to a distribution fee at an annual rate of up to 0.25% of average daily net assets.

     3. Additional Classes of Shares

The Boards of Trustees of the Trusts has the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

II.  Expense Allocations

Under the Multiple Class System, all expenses incurred by the Fund are allocated among the various Classes of shares based on the net assets of the Fund attributable to each Class, except that the net asset value and expenses of the Class II shares reflect the expenses associated with that Class under the Fund's Distribution Plan, including any costs associated with obtaining shareholder approval of the Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Expenses that are specific to a Class are limited to the following:

     (i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

     (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

     (iii) Blue Sky registration fees incurred by a Class of shares;

     (iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

     (v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

     (vi) litigation or other legal expenses relating solely to one Class of shares; and

     (vii) fees of members of the governing boards of the funds incurred as a result of issues relating to one Class of shares.

Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.

III. Limitation of Liability of the Shareholders and Trustees

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The adoption of this Plan by the Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Master Trust Agreement.

IV.  Term and Termination.

     (a) This Plan shall become effective on                 , 2002, and shall
     continue in effect with respect to each class of shares of the Fund until terminated in accordance with the provisions of Section IV(b) hereof.

     (b) This Plan may be terminated at any time with respect to the Fund or any class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Trustees who are not interested persons of the Trust (the "Qualified Trustees"). The Plan may remain in effect with respect to a class of the Fund even if this Plan has been terminated in accordance with this Section IV(b) with respect to another class of the Fund.

     (c) Amendments. Any material amendment to this Plan shall require the affirmative vote of a majority of both Trustees of the Trust and the Qualified Trustees.

                          Greenwich Street Series Fund
                     Operating under Rule 18f-3 - Schedule A
                             (as of August 30, 2002)

Greenwich Street Series Fund -
     Equity Index Portfolio
     Salomon Brothers Variable All Cap Value Fund
     Salomon Brothers Variable Emerging Growth Fund
     Salomon Brothers Variable Growth & Income Fund
     Salomon Brothers Variable International Equity Fund